Exhibit 99.1

NEWS RELEASE	Contact: Christoph Hofmann
For Immediate Release	(800) 285-4086

PIMCO MUNICIPAL ADVANTAGE FUND INC.

Announces Adoption of Discount Policy

NEW YORK, NY– February 4, 2008 – The Board of Directors of PIMCO Municipal Advantage Fund Inc. (the “Fund”) (NYSE:MAF), a closed-end management investment company that seeks a high level of current income exempt from federal income taxes, and Allianz Global Investors Fund Management LLC (“AGIFM”), the Fund’s investment manager, today announced that the Fund is adopting a policy intended to reduce the discount to Net Asset Value (“NAV”) at which the Fund’s common shares have periodically traded. There can be no assurance that the adoption of this policy will result in the reduction of the Fund’s discount to NAV.

Commencing with the quarter ending September 30, 2008, at the end of each calendar quarter, AGIFM will determine the average of the Fund’s daily premium or discount to NAV for each trading day during the quarter, by computing the average of all determinations of the differential between NAV and the closing price on the New York Stock Exchange at which common shares have traded during the quarter. If the Fund is determined to have traded at an average discount in excess of 0% over the quarter, the Board of Directors, subject to its fiduciary obligations, will promptly take the steps necessary to enable the Fund’s common stockholders to realize NAV for their shares, which may include a liquidation, open-ending or merger of the Fund with another fund. The Board of Directors believes that this policy will benefit investors since it may prevent shares in the Fund from trading at a discount to NAV for an extended or indefinite period. The Board of Directors expects that this policy will remain in effect through the measurement date in early January 2010 following the December 31, 2009 calendar quarter, though it will continue to review the effects of the policy through any changes in circumstances. The Board of Directors could terminate the policy sooner, such as in connection with a significant change in the composition of the Fund’s stockholder base, but any such termination would be preceded by a public statement of the Board of Directors.

The Directors approved the discount policy above following AGIFM’s discussions with two major stockholders in the Fund over the concern of the major stockholders and the Fund’s Board of Directors about the persistent trading discounts of the Fund’s common shares. AGIFM agreed to propose the discount control policy as part of an agreement with the two major stockholders that, among other things, also provides for the withdrawal of various proposals that such major stockholders intended to submit for vote at the Fund’s upcoming annual meeting and further provides that such major stockholders would vote with the Board’s recommendations at that meeting and would not submit additional proposals relating to the Fund for the duration of the agreement.

AGIFM is an indirect, wholly-owned subsidiary of Allianz Global Investors of America L.P. It serves as the Fund’s investment manager and is a member of Munich-based Allianz Group (NYSE:AZ). Pacific Investment Management Company LLC, an Allianz Global Investors Fund Management affiliate, serves as the Fund’s sub-adviser.

The Fund’s daily New York Stock Exchange closing price, net asset value per share as well as other information, including updated portfolio statistics and performance, is available at www.allianzinvestors.com/closedendfunds or by calling the Fund’s shareholder servicing agent at (800) 331-1710.

Statements made in this release that look forward in time involve risks and uncertainties and are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Fund’s performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability to attract or retain key employees, inability to implement its operating strategy and/or acquisition strategy, and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.